Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-107329 on Form S-8 of Westamerica Bancorporation of our report dated June19, 2015 appearing in this Annual Report on Form 11-K of the Westamerica Bancorporation Tax Deferred Savings/Retirement Plan (ESOP) for the year ended December 31, 2014.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Sacramento, California
June 19, 2015